Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Receives Stockholder Approval,
Completes its Tender Offer and Closes Merger with EGL Acquisition Corp.

     MECHANICSBURG, PENNSYLVANIA — February 24, 2005 — Select Medical Corporation (NYSE: SEM) announced that its stockholders, voting at a special meeting today, have approved Select’s previously announced merger with EGL Acquisition Corp., an entity formed by Welsh, Carson, Anderson & Stowe, a private equity firm focused on investments in the healthcare sector.

     With stockholder approval of the merger, including the approval by the holders of a majority of Select’s shares not participating in the buying group, the parties today filed a certificate of merger with the Delaware Secretary of State to consummate the transaction. Pursuant to the terms of the merger, each of Select’s approximately 102.2 million outstanding shares of common stock, other than certain shares held by the stockholders participating in the buying group, shares held in treasury and shares held by Select stockholders who properly exercised and perfected appraisal rights, have been converted into the right to receive $18.00 in cash. Select has appointed Mellon Investor Services LLC as the agent for payment of the merger consideration. Select anticipates that the paying agent will contact stockholders soon with instructions on how to receive payment for the shares. Accordingly, shares of Select’s common stock will no longer trade on the New York Stock Exchange.

     In connection with the closing of the merger, Select also announced that it has accepted for purchase all $175.0 million aggregate principal amount of its 7 1/2% Senior Subordinated Notes due 2013 (the “7 1/2% Notes”) and approximately $169.3 million aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2009 (the “9 1/2% Notes”) that were validly tendered pursuant to its previously announced debt tender offer and consent solicitation, representing 100% and approximately 97% of the total 7 1/2% Notes and 9 1/2% Notes outstanding, respectively. The tender offer expired today at 9:00 a.m., New York City time. The settlement of the purchase of such notes occurred concurrently with the closing of the merger.

* * * * *

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 99 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 741 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/.

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel Veit, 717/972-1100
ir@selectmedicalcorp.com